Exhibit No. 4.04

Instrument of Appointment and Acceptance of Successor Trustee

SUCCESSOR AGREEMENT

INSTRUMENT OF APPOINTMENT OF SUCCESSOR (the “Successor Agreement”), dated as of February 20, 2004, by and among Questar Gas Company (the “Issuer”), Wells Fargo Bank Northwest, N.A. (the “Incumbent”), a national banking association with full fiduciary powers, duly organized and existing under the laws of the United States of America, and Wells Fargo Bank, N.A. (the “Successor”), a national banking association with full fiduciary powers, duly organized and existing under the laws of the United States of America.

WHEREAS, the Incumbent has been duly appointed and is validly serving as trustee, registrar, paying agent, and/or other fiduciary or agency function (the “Existing Functions”), pursuant to a trust indenture, appointment resolution, and/or other validly executed appointment documents (the “Appointment Documents”) executed by the Issuer and the Incumbent, relating to each of the corporate trust accounts listed on the attached Exhibit A (the “Existing Accounts”).

WHEREAS, each of the Incumbent and the Successor is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has all requisite power, authority and legal right, and is duly eligible and qualified to exercise full fiduciary powers under all applicable laws, including full authority to act in all fiduciary capacities under 12 U.S.C. 92a, including but not limited to performing the Existing Functions with regard to its obligations described in the Appointment Documents relating to the Existing Accounts.  Capitalized terms used herein and not defined herein shall have the respective meanings given to them in the Appointment Documents.

WHEREAS, the Incumbent and the Successor are national banks, each a wholly owned affiliate bank of Wells Fargo & Company (“WFC”), and have engaged in a purchase and assumption transaction, effective as of February 20, 2004, (the “P&A Transaction”) under which Wells Fargo Bank, N.A. acquired most of the assets and assumed most of the liabilities of Wells Fargo Bank Northwest, N.A., including without limitation, the rights and obligations of the Incumbent to perform the Existing Functions pursuant to the Appointment Documents.

WHEREAS, each of the Incumbent and the Successor has taken all necessary corporate action to authorize the acceptance of the Existing Functions under the Appointment Documents relating to the Existing Accounts, and to authorize the execution, delivery of and the performance of its obligations under this Successor Agreement.

WHEREAS, the Appointment Documents provide that the Incumbent may be succeeded by a Successor with the written consent of the Issuer.  The Incumbent represents that it has given the Issuer written notice of the P&A Transaction, and of its intent to be succeeded by the Successor pursuant to the Appointment Documents.;

WHEREAS, the Appointment Documents provide that the Successor shall execute, acknowledge and deliver to the Issuer and to the Incumbent an instrument such as this Successor Agreement, hereby accepting such appointment, thereupon the replacement of the Incumbent by the Successor shall become effective, and the Successor shall, without any further act, deed or conveyance, become vested with all rights, powers, duties and obligations of the Incumbent under the Appointment Documents;

WHEREAS, Successor is a national banking association with full trust powers, organized under the laws of the United States of America, duly qualified under the Appointment Documents and applicable law, eligible and willing to accept such appointment as Successor to perform the Existing Functions thereunder;

WHEREAS, the Successor, upon the execution and delivery of this Successor Agreement, shall cause any notice required pursuant to the Appointment Documents to be mailed to the issuers, bondholders, depositories and any other interested persons as therein required;

NOW THEREFORE, THIS SUCCESSOR AGREEMENT, WITNESSETH, that for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby covenanted, declared and decreed by the Incumbent and the Successor as follows:

1.

The resignation of Wells Fargo Bank Northwest, N.A., as trustee and/or agent, and as provider of the Existing Functions under the Appointment Documents, and its discharge from the trust created by the Appointment Documents shall be effective as of the date hereof upon the execution and delivery of this Successor Agreement by all the parties hereto.

2.

The Issuer, in the exercise of the authority vested in it by the Appointment Documents hereby appoints the Successor, with all rights, powers, trusts, duties and obligations regarding the Existing Functions under the Appointment Documents, such appointment to be effective as of February 20, 2004, upon the execution and delivery of this Successor Agreement by all the parties hereto.

3.

Successor hereby represents and warrants that it is duly qualified and eligible under the provisions of the Appointment Documents and applicable law to be appointed Successor, and hereby accepts such appointment to perform the Existing Functions, effective as of the date hereof upon the execution and delivery of this Successor Agreement by all parties hereto, and hereby assumes the rights, powers, trusts, duties and obligations of the Incumbent, under the Appointment Documents, subject to all terms and provisions therein contained.

4.

Wells Fargo Bank Northwest, N.A. hereby (i) grants, releases, conveys, confirms, transfers and assigns to Wells Fargo Bank, N.A., as Successor, and its successors and assigns, all rights, title and interest of Wells Fargo Bank Northwest, N.A. in and to the trust estate and all rights, powers and trusts under the Appointment Documents; (ii) transfers, assigns and delivers to Successor, pursuant to the Appointment Documents, any and all assets, money, property, records, and documents held by Wells Fargo Bank Northwest, N.A., pursuant to its obligations to perform the Existing Functions thereunder; and (iii) agrees to execute and deliver all further documents reasonably requested to evidence the foregoing acts.

5.

The Issuer, for the purpose of more fully and certainly vesting in and confirming to Successor said estate, properties, rights, powers and, at the request of the Incumbent and the Successor, joins in the execution hereof. The Issuer hereby (i) confirms that it shall remain obligated under the Appointment Documents to compensate, reimburse and indemnify the Incumbent and the Successor, as the case may be, in connection with the Existing Functions under the Appointment Documents, and (ii) agrees to execute and deliver all further documents reasonably requested to evidence the foregoing acts.

6.

This Successor Agreement may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Successor Agreement to be duly executed and delivered by their authorized officers, as of the day and year first above written.

Questar Gas Company, as Issuer

By

/s/ S.E. Parks

Title

Vice President & CFO

Wells Fargo Bank Northwest, N.A.

as trustee and/or agent under the Appointment Documents

By

/s/ Carl J. Mathis

Title

Trust Officer

Wells Fargo Bank, N.A.

as successor trustee and/or agent under the Appointment Documents

By

/s/ Carl J. Mathis

Title

Trust Officer

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